Exhibit 10.3
December 29, 2009
Adeco Agropecuaria S.A.
Catamarca 3454
B1640FWB | Martínez1
Buenos Aires, Argentina
Pilaga S.R.L.
Catamarca 3454
B1640FWB | Martínezl
Buenos Aires, Argentina
Re: Loan No. 2028A/OC-AR — Amendment Offer No. 2/2009
Ladies and Gentlemen:
1.	We make reference to the Loan Agreement, dated as of December 19, 2008 (as amended, the “Loan Agreement”), among Adeco Agropecuaria S.A., Pilaga S.R.L. (the “Borrowers”) and Inter-American Development Bank (“IDB”). Capitalized terms used but not defined in this offer letter have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in Section 1.2 (Interpretation) of the Loan Agreement shall apply to this offer letter.

2.	We hereby offer to you the option to accept certain new terms to the Loan Agreement pursuant to the terms set forth in Schedule 1 hereto (the “Amendment Offer No. 2/2009”). The Amendment Offer No. 2/2009 can only be accepted by delivering a written copy of your acceptance to IDB not later than December 31, 2009.

3.	If you accept this Amendment Offer 02/2009 as stated in paragraph 2 above any such acceptance delivered pursuant to paragraph 2 above shall be irrevocable and such acceptance and the terms set forth in this Amendment Offer No. 2/2009 shall remain in force until the Loan has been repaid in full.

4.	The terms and conditions of the Loan Agreement in effect as of the date of this Amendment Offer 02/2009 shall continue in full force and effect unchanged, except as amended by this Amendment Offer 02/2009 upon its acceptance by each of the Borrowers.
Inter-American Development Bank | 1300 New York Ave. N.W. | Washington, DC 20577, USA | www.iadb.org

5.	THIS AMENDMENT OFFER 02/2009 IS GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.

6.	The provisions of Section 8.1 (Notices), Section 8.5 (Counterparts), Section 8.7 (Amendment), Section 8.10 (Applicable Law and Jurisdiction), Section 8.11 (Term of Agreement), Section 8.13 (Entire Agreement), Section 8.14 (No Third Party Beneficiaries) and Section 8.15 (Waiver and Estoppel) of the Loan Agreement are incorporated herein and shall apply to this Amendment Offer 02/2009, mutatis mutandis.
This is an offer and, if not accepted in writing as provided in Section 2 herein, shall expire.
Yours truly,

INTER-AMERICAN DEVELOPMENT BANK

/s/ John Cahillane

Name:	JOHN CAHILLANE
Title:	CHIEF, PORTFOLIO MANAGEMENT UNIT
STRUCTURED AND CORPORATE FINANCE DEPARTMENT

SCHEDULE 1:
TERMS OF THE AMENDMENT OFFER 2/2009
I. DEFINITIONS
The following definitions shall apply to the Amendment Offer 02/2009 and where the same term is contained in the Loan Agreement, the following terms shall prevail:
Applicable Spread means, as the context requires,
(a)	for each day on which any Event of Default is not continuing, (i) with respect to the A Loan, one quarter of one percent (0.25%) per annum plus the spread for the B Loan as set forth in subsection (ii) of this subsection (a) and (ii) with respect to the B Loan, four and three-quarters percent (4.75%) per annum; and

(b)	for each day on which any Event of Default has occurred and is continuing (regardless of whether such Event of Default has been waived by IDB), (i) with respect to the A Loan, one quarter of one percent (0.25%) per annum plus the spread for the B Loan as set forth in subsection (ii) of this subsection (b) and (ii) with respect to the B Loan, seven and one quarter of one percent (7.25%) per annum.
Upon acceptance of the Amendment Offer No. 2/2009 by the Borrowers, each of the Borrowers and IDB agree and acknowledge that this amendment to the definition of “Applicable Spread” as set forth above shall take effect and apply retroactively beginning from the date of the Loan Agreement.
Deferred Lease Payments means any payments under the Lease Agreements (but not including, any overhead expenses, provided that such overhead expenses do not exceed (a) one million six hundred thousand Dollars ($1,600,000) in the aggregate in 2010, (b) two million Dollars ($2,000,000) in the aggregate in 2011, or (c) two million Dollars ($2,000,000) or any higher maximum amount agreed to by IDB in writing in the aggregate for any Financial Year thereafter), whether such payments are lease payments, interest, penalties or otherwise, to be made by either or both Borrowers to the applicable lessor under any Lease Agreement.
Lease Agreement means the following lease agreements:
(i)	the Lease Agreement, effective as of January 1, 2010, between Adeco and Santa Regina Agropecuaria S.R.L.;

(ii)	the Lease Agreement, effective as of January 1, 2010, between Adeco and Agrícola Ganadera San José S.R.L.;

(iii)	the Lease Agreement, effective as of January 1, 2010, between Adeco and Agroinvest S.A.;

(iv)	the Lease Agreement, effective as of January 1, 2010, between Adeco and Forsalta S.A.;

(v)	the Lease Agreement, effective as of January 1, 2010, between Adeco and Bañado del Salado S.A.

(vi)	the Lease Agreement, effective as of July 1, 2010, between Adeco and Cavok S.A.; and

(vii)	the Lease Agreement, effective as of July 1, 2010, between Adeco and Establecimiento El Orden S.A.
Restricted Payment Conditions means each of the following conditions:
(a)	such Restricted Payment is made on a Restricted Payment Date;

(b)	no Default or Potential Event of Default has occurred and is continuing or would exist after the making of such Restricted Payment;

(c)	the Historical Debt Service Coverage Ratio and the Projected Debt Service Coverage Ratio as of the date of such proposed Restricted Payment Date are equal to or higher than 1.3:1.0 on a Combined Basis;

(d)	the Total Liabilities to Equity Ratio as at the end of the most recent Financial Quarter Date (whether audited or unaudited) is less than or equal to 0.9:1.0 for each Borrower on an individual basis;

(e)	the Debt to EBITDA as at the most recent Financial Quarter Date (whether audited or unaudited) is less than or equal to 2.75:1.0 on a Combined Basis;

(f)	the Loan Coverage Ratio is equal to or higher than 1.5:1.0 for each Borrower on an individual basis;

(g)	the first scheduled principal repayment of the Loan has been made; and

(h)	each of the Borrowers, no later than thirty (30) days prior to making the proposed Restricted Payment, provides IDB with a certificate regarding compliance with the above requirements in the form of Exhibit 6.
II. GENERAL PROVISIONS
The following provisions shall apply to the Amendment Offer 02/2009 and the applicable section or sub~section of the Loan Agreement referred to below shall be deemed deleted in its entirety and replaced with the following:
Section 6.1.15 (Required Capital Expenditures)
Required Capital Expenditures. Complete the Required Capital Expenditures by no later than December 31, 2009 (other than with respect to: (i) the Ombu Project and the SECCI Projects, which shall be completed no later than December 31, 2010; (ii) the San Joaquin Project and the

Ita Caabo project, which shall be completed no later than December 31, 2011; and (iii) the Free Stall Project II, which shall be completed no later than December 31, 2012).
Section 6.1.16.3 (Capital Expenditures)
Complete the Capital Expenditures no later than December 31, 2012.
Section 6.2.19 (Amendment of Lease Agreement)
Amend, modify or change any term or condition of any Lease Agreement in any manner that would adversely affect the rights of IDB under this Agreement, including without limitation, in a manner that permits payments of Deferred Lease Payments prior to the date when all principal (whether or not then due and payable), interest and other amounts payable to IDB under this Agreement have been paid in full.
Section 7.2.14 (Deferred Lease Payments)
Any Deferred Lease Payment is paid by either Borrower prior to the date when all principal (whether or not then due and payable), interest and other amounts payable to IDB under this Agreement have been paid in full.

December 31, 2009
Inter-American Development Bank
1300 New York Avenue, N.W.
Washington, D.C. 20577
United States of America
Attention: Structured and Corporate Finance Department, Portfolio Management Unit
Ladies and Gentlemen:
We hereby accept the Amendment Offer No. 2/2009, dated as of December 29, 2009.
Yours truly,

ADECO AGROPECUARIA S.A.		PILAGA S.R.L.

By:	/s/ Carlos Boero Hughes	By:	/s/ Carlos Boero Hughes
Name:	Carlos Boero Hughes	Name:	Carlos Boero Hughes
Title:	Authorized Representative	Title:	Authorized Representative